Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.33-81114) of Vesta Insurance Group, Inc. of our report dated June 25, 2003 related to the financial statements and supplemental schedules of J. Gordon Gaines, Inc. Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
June 27, 2003